SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               919 Third Avenue
                          New York, New York  10022
                                (212) 735-3000

                                        November 15, 1995

          Winthrop Opportunity Funds
          140 Broadway
          New York, NY 10005

                         Re:  Filing of 24f-2 Notice

          Ladies and Gentlemen:

                    We have acted as special counsel to Winthrop
          Opportunity Funds (the "Trust"), organized and existing under and by virtue of the laws of the State of Delaware (a "Delaware Business Trust"), in connection with the filing of a 24f-2 Notice (the "Notice") with the Securities and Exchange Commission (the "Commission"). The Notice makes definite registration of 4,836,672 of the Trust's shares of beneficial interest, without par value (the "Shares"), for the fiscal year ended October 31, 1995.

                    In connection with the foregoing, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement and Declaration of Trust of the Trust dated May 31, 1995 (the "Agreement and Declaration of Trust"), (ii) the By-laws of the Trust, (iii) the Registration Statement of the Trust on Form N-8A under the Investment Company Act of
          1940, as amended (the "Investment Company Act"), dated
          May 30, 1995, (iv) the Registration Statement of the
          Trust on Form N-1A (File Nos. 33-92982 and 811-9054) relating to the Shares filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940 (the "Investment Company Act") including the prospectus forming a part thereof (the "Prospectus"), (v) certain resolutions adopted by the Board of Trustees of the Trust relating to the authorization, issuance and sale of the Shares and (vi) such other agreements, documents, certificates and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                    In such examination we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to any facts material to such opinions which were not independently established, we have relied on statements or representations of officers of the Trust or others.

                    Members of this Firm are admitted to the practice of law in the State of Delaware and we express no opinion as to the law of any other jurisdiction.

                    Based upon and subject to the foregoing, we are of the opinion that the Shares were duly authorized and, assuming certificates therefor have been duly executed and delivered or the shareholders' accounts have been duly credited and the Shares were paid for as provided in the Prospectus, such Shares were validly issued, fully paid and nonassessable.

                    We hereby consent to the filing of this opinion with the Notice.

                                   Very truly yours,

                                   /s/ Skadden, Arps, Slate, Meagher
                                         & Flom